QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.5

CONSENT AND ACKNOWLEDGMENT

        The undersigned is a proposed director of SeaCube Container Leasing Ltd., a Bermuda exempted company (the "Company"). As such, the undersigned understands that he must be included in the Company's prospectus as a proposed director. Accordingly, the undersigned hereby consents to the inclusion of the undersigned's name as a proposed director, along with a description of the undersigned's business experience, in the Company's Registration Statement on Form S-1 (File No. 333-165752), including any amendments thereto, filed with the Securities and Exchange Commission.

May 15, 2010

/s/ PAUL R. GOODWIN Name: Paul R. Goodwin

QuickLinks

  Exhibit 23.5